Exhibit 10.38
SUMMARY SHEET
OF
2008 COMPENSATION
Director Compensation
     The compensation program for our non-employee directors currently consists of a combination of cash and equity-based awards. The cash component includes an annual retainer of $50,000 (one-half of which is subject to mandatory deferral in the form of deferred share units as described below) and an additional fee of $1,500 for each Board and committee meeting attended. In addition, our non-executive Chairman of the Board receives an annual cash retainer of $30,000 and committee chairs receive an annual cash fee of $7,500. At the end of each calendar quarter, non-employee directors are paid one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the quarter.
     Each non-employee director also receives 500 deferred share units (“DSUs”) as of the date of each annual meeting of stockholders. The value of each DSU is equal to the value of a share of our common stock. The DSUs are immediately vested and subject to mandatory deferral until the director’s retirement or other termination of service from the Board. Continuing non-employee directors (including directors who are elected or re-elected) also receive restricted stock units (“RSUs”) as of the date of each annual meeting of stockholders with an initial value, based on the price of our common stock on the date of grant, equal to $100,000. The RSUs are immediately vested and subject to mandatory deferral until the later of (1) the director’s retirement or other termination of service from the Board or (2) the date that is three years after the grant date. Both the DSUs and the RSUs are settled in shares of our common stock.
     The terms and conditions of the RSU grants, as well as other equity-based awards that non-employee directors are eligible to receive, are set forth in the Stock Plan for Non-Employee Directors. Copies of this plan, amendments to this plan and the form of RSU award agreement are filed as exhibits to our periodic reports.
     The terms and conditions of the DSU grants are set forth in our Restated Deferred Compensation Plan for Non-Employee Directors. Pursuant to this plan, we require that 50% of a director’s annual retainer for Board service be deferred and credited to a deferred compensation account in the form of DSUs, the value of which account is determined by the value of our common stock, until the director owns a total of 5,000 DSUs. A copy of this plan is filed as an exhibit to our periodic reports.
     We also provide non-employee directors with travel accident insurance when on Zimmer business and reimburse or pay the reasonable travel, lodging and meal expenses incurred by non-employee directors when traveling on Zimmer business.
     Changes to our non-employee director compensation program may be disclosed in future proxy statements or other periodic reports.
Named Executive Officer Compensation
     Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation and Management Development Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. We do not have written employment agreements with our executive officers. The following are the current base salaries for our Chief Executive Officer, our Chief Financial Officer and three other executive officers who we expect will be identified as named executive officers in the definitive proxy statement for our 2008 annual meeting of stockholders to be filed with the Securities and Exchange Commission. J. Raymond Elliott, former Chairman, President and Chief Executive Officer, and Sam R. Leno, former Executive Vice President, Finance and Corporate

Services and Chief Financial Officer, who were two of the named executive officers listed in the 2007 proxy statement, are no longer employed by us.

Name and Position	2008 Base Salary

David C. Dvorak	$750,000
President and Chief Executive Officer
James T. Crines	$456,500
Executive Vice President, Finance and Chief Financial Officer
Bruno A. Melzi	€398,300
Chairman, Europe, Middle East and Africa
Sheryl L. Conley	$394,100
Group President, Americas and Global Marketing and Chief Marketing Officer
Stephen H.L. Ooi	SGD547,600
President, Asia Pacific
     During 2008, each of the executive officers identified above is also eligible to receive an annual cash incentive award, based upon a specified percentage of his or her base salary, under our Executive Performance Incentive Plan (the “Incentive Plan”) and to receive awards under our 2006 Stock Incentive Plan, as amended (the “Stock Plan”). Copies of the Incentive Plan, the Stock Plan and any future revisions of these plans are filed as exhibits to our periodic reports. The target amount under the Incentive Plan for each of these officers is 110% of base salary for Mr. Dvorak, 70% of base salary for Mr. Crines, and 60% of base salary for each of Mr. Melzi, Ms. Conley and Mr. Ooi.
     The executive officers identified above are also eligible to participate in other employee benefit plans and arrangements as described in our proxy statements. For Mr. Dvorak, Mr. Crines and Ms. Conley, who are based in the United States, these include a defined benefit pension plan, a supplemental pension plan, a savings and investment (401(k)) plan and a supplemental savings and investment plan. For Mr. Melzi, who is based in Italy, these include a defined benefit pension plan. For Mr. Ooi, who is based in Singapore, these include our voluntary contributions to the Central Provident Fund, a countrywide defined contribution retirement plan.
     Each of these executive officers has also entered into a change in control severance agreement that provides certain severance benefits following a change in control of Zimmer and termination of the executive’s employment. Copies of those agreements or the form of those agreements are filed as exhibits to our periodic reports.